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                                                                      EXHIBIT 11


                       GRAHAM CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                                               1996                 1995               1994
                                                               ----                 ----               ----

Calculation of common and common equivalent shares:

Shares outstanding at beginning
   of the year                                                  1,580,283            1,577,196          1,569,153

Weighted average number of shares issued during the year:
   Issuance of shares                                                                      681              6,435

   Exercise of stock options                                        4,194                  638
                                                               ----------           ----------        -----------

   Weighted average shares outstanding                          1,584,477            1,578,515          1,575,588

Common equivalent shares if stock
   options were exercised                                          23,742                  944
                                                               ----------           ----------        -----------

Average number of common and common
   equivalent shares outstanding                                1,608,219            1,579,459          1,575,588
                                                               ==========          ===========        ===========

Calculation of earnings per share:

Net income (loss)                                              $3,061,000           $1,134,000        $(8,415,000)

Average number of common and common
   equivalent shares outstanding                                1,608,219            1,579,459          1,575,588
                                                               ----------           ----------        -----------

Earnings (loss) per common and common
   equivalent share                                                 $1.90                 $.72             $(5.34)
                                                               ==========           ==========        ===========





        Fully diluted earnings per share is equivalent to primary earnings per share as the year-end market price of common stock does not result in greater dilution.


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